EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-33730) and in the Registration Statements on Form S-8 (File Nos. 333-75487, 333-91589, 333-94327, and 333-100515) of MetroCorp Bancshares, Inc. of our report dated February 28, 2003 relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 28, 2003